EXHIBIT 5.21

CONSENT OF JAIME AWMACK

The undersigned hereby consents to (i) the filing of the written disclosure regarding:

•	sections 13, 17 and 19 of the Technical Report, Kişladağ Gold Mine, Turkey, effective January 17, 2020, originally prepared by Paul Skayman; and
•	other information pertaining to this project

and (ii) the references to the undersigned’s name in connection with the preparation and review of the scientific or technical information contained in the short form base shelf prospectus and under the caption “Interest of Experts” in the short form base shelf prospectus, included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Eldorado Gold Corporation with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Jaime Awmack
Name: Jaime Awmack, P.Eng.
Date: May 18, 2023